SCHEDULE 14A INFORMATION

             Soliciting Materials Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934
                           [Amendment No............]

Filed by the Registrant /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /     Preliminary Proxy Statement (Revocation of Consent)
/ / Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /     Definitive Proxy Statement (Revocation of Consent Statement)
/X/     Definitive Additional Materials
/ /     Soliciting Material Pursuant to Section 240.14a-12


                  WISCONSIN CENTRAL TRANSPORTATION CORPORATION
                  --------------------------------------------
                (Name of Registrant as specified in its charter)



       (Name of person(s) filing proxy statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/     No fee required

/ /     $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),  14a6(i)(2)  or
        Item 22(a)(2) of Schedule 14A.

/ /     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
           1)   Title of each class of securities to which transaction  applies:
                _______________________
           2)   Aggregate number of securities  to  which  transaction  applies:
                _______________________
           3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): _______________________
           4)   Proposed maximum aggregate value of transaction:
                _______________________
           5)   Total fee paid: _______________________

/ /     Fee paid previously by written preliminary materials.

/ / Check box if any part of the fee is offset as provided in Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           1)   Amount Previously Paid: ________________________________________
           2)   Form, Schedule or Registration Statement No.: __________________
           3)   Filing Party: __________________________________________________
           4)   Date Filed: ____________________________________________________

                              Sch 14A - Cover Page
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               [Wisconsin Central Transportation Corporation logo]

OFFICE:                                                 MAILING ADDRESS:
--------------------------------------------------------------------------------
Suite 9000                                              P.O. Box 5062
One O'Hare Centre                                       Rosemont, IL  60017-5062
6250 North River Road
Rosemont, IL  60018


                      INDEPENDENT ADVISOR ENDORSES CURRENT
                      WISCONSIN CENTRAL BOARD OF DIRECTORS


                                                                December 6, 2000

DEAR FELLOW STOCKHOLDER:

     We promised to keep you apprised of important developments and there is significant news to report.

     Institutional Shareholder Services ("ISS"), the world's leading, independent shareholder advisory firm, has recommended that stockholders of Wisconsin Central Transportation Corporation REJECT Edward Burkhardt's slate of dissident nominees and his attempt to take control of your Company without offering a control premium to stockholders. We are pleased that a neutral, experienced outside observer, after carefully reviewing the facts, has endorsed Wisconsin Central's Board of Directors.

     In recommending that stockholders reject Mr. Burkhardt's efforts to remove, without cause, Wisconsin Central's Board and replace them with Mr. Burkhardt's hand-picked nominees, ISS said:

     "[M]anagement has demonstrated its commitment to the sale of the company having been involved in the process for over a year. Removal of the board and management may only impose delay in this process."

     ISS is a long-standing advisor on proxy contests, corporate governance and related issues to many major institutional shareholders, including some of the most sophisticated investors in the United States. Both we and Mr. Burkhardt met separately with ISS to explain our respective positions. We had no input into the writing of their report and, in fact, didn't know what position they'd taken until the report was final. The report was an endorsement of your Board of Directors and a rejection of the Burkhardt group's dissident nominees.

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

     Consider for yourself what ISS had to say:

* "In essence, the central issue of the proxy contest revolves around which group is better suited to carry out the sale of the company. ... Since September 1999, management has considered a variety of alternatives to maximize shareholder value. For example, the company has conducted studies with KPMG and three nationally recognized investment banks, such as Goldman Sachs. These actions lend credibility to the board's claims."

* "...the company has diligently pursued these options over the course of the last year and thus has acted in a manner consistent with the goal of maximizing shareholder value."

* "In conclusion, management has demonstrated its commitment to a sale of the company having been involved in the process for over a year. Removal of the board and management may only impose delay in this process."

* "While Mr. Burkhardt may question the tactics of the board, there is no evidence that board has acted against the interests of Wisconsin Central shareholders."

* "Finally, the dissidents seek a change in control of the company without any premium being paid to shareholders."

     It is particularly gratifying that ISS was able to see through Mr. Burkhardt's rhetoric and focus on the real economic issue at hand. The ISS recommendation makes it abundantly clear that Wisconsin Central stockholders should REJECT Mr. Burkhardt's efforts to remove your directors.

     In closing, we continue to be disappointed in Mr. Burkhardt's continual disparagement of your Company, its Board of Directors, its management and its affiliated overseas companies, which we view as a desperate attempt to get your vote. We urge you not to be fooled by his self-serving rhetoric. Instead, protect your interests by supporting your Board of Directors. Every vote is important, so please act today by signing, dating and mailing the enclosed BLUE Consent Revocation card.

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

     On behalf of your Board of Directors, thank you for your continued trust and many expressions of support.


                                   Sincerely,







THOMAS F. POWER, JR.                                          ROBERT H. WHEELER
President and                                                 Chairman of the
Chief Executive Officer                                       Board of Directors







                                   IMPORTANT

Your vote is important! Please sign, date and mail promptly your BLUE Consent Revocation Card in the postage-paid envelope provided. Remember, do not sign any WHITE consent card or other materials you may receive from the dissident group, not even as a vote of protest. If you have any questions or require assistance, you may call D. F. King & Co., Inc., which is assisting your Company, toll-free at 1-800-769-4414.

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